EXHIBIT (L)

Subscription Agreement

SUBSCRIPTION AGREEMENT

April 3, 2007

Wisconsin Capital Funds, Inc.
1200 John Q. Hammons Drive, 2nd Floor
Madison, WI 53717

Ladies and Gentlemen:

The undersigned, Wisconsin Capital Management, LLC, hereby subscribes for the purchase of 5,000 shares of Common Stock, par value $.001 per share, of Wisconsin Capital Funds, Inc. (the "Company"), representing 2,500 shares of the Plumb Balanced Fund and 2,500 shares of the Plumb Equity Fund (collectively, the "Funds"), and hereby promises to pay to the Company immediately upon its call on the date hereof the sum of $100,000 in cash for such shares. Upon payment therefor, the shares to be issued shall be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Funds.

The undersigned represents and warrants that it is an accredited investor (as defined in Rule 501(a) under the Securities Act of 1933 (the "1933 Act")), has sufficient experience and knowledge in business and financial matters as to be capable of evaluating the merits and risks of this investment, can bear all such risks (including total loss), and has had the opportunity to make all inquiries and investigations as it has deemed appropriate. The undersigned further represents and warrants that it is purchasing the shares of the Funds for investment purposes only and not with a view toward sale, redemption or distribution.

The undersigned acknowledges and understands that shares of the Funds will be issued to the undersigned in a private placement and are not currently registered under the 1933 Act or applicable state securities laws, in reliance by the Company on the representations and warranties made by the undersigned herein. The undersigned agrees not to sell or redeem any shares of the Funds unless there is a registration statement covering such shares then in effect or pursuant to an available exemption from such registration supported by an opinion of counsel to such effect. In addition, the undersigned understands and acknowledges that, if any shares of the Funds issued pursuant hereto (the "initial shares") are redeemed by the undersigned before the deferred organizational expenses of the Funds are completely amortized, there shall be deducted from the redemption price payable to the undersigned the pro rata unamortized portion of such expenses attributable to the redeemed shares (based on the ratio that the number of redeemed shares bears to the number of initial shares then outstanding).

Very truly yours,

WISCONSIN CAPITAL MANAGEMENT, LLC

By: /s/ Thomas G. Plumb
Thomas G. Plumb, President
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